EXHIBIT 10.60

Partnership Agreement on Kaia Mining Properties
In the Jujuy Province, Argentina

With regard to,

The signed agreement dated March 12, 2010 with reference to the mining properties mentioned ut supra [ above ].

Between,

1.- OSCAR DANIEL CHEDRESE, I.D. # 7.379.406, residing on Puerto Rico Street No. 661 of the city of San Salvador of Jujuy, Jujuy Province (hereafter referred to as  Chedrese) in his capacity as owner of mineral rights and statements of discovery detailed in Annex I and

2.- SOUTHAMERICAN HEDGE FUND, established on Hipolito Irigoyen Number 434, 4th floor Of. E, city of Buenos Aires (hereinafter referred to as SAHF), and

3.- SERVICIOS MINEROS SA, located on Radio del Plata street No. 2659 in the city of Salta, Province of Salta (hereafter referred to as Miners).

Acting on their own behalf and corresponding to whomever these may appoint and/or their respective successors and assignees can be referred to individually as “Party” and collectively as the “Parties” declare:

That Mr. CHEDRESE is owner of the mineral rights and the statements of discovery on mining properties that are located in the salt mines of the mining district known as Guayatayoc-Abra Pampa in the Departments of Yavi, Cochinoca and Rinconada of the Jujuy Province in Argentina as detailed in Annex I.

That these properties could have particularly lithium salt reserves in reasonable concentrations, (here forward called THE MINES);

That Mr. CHEDRESE requires technical and financial support for the development of the mining properties mentioned;

That SAHF as well as  MINERS are interested in participating in the development of the mentioned mining project and are qualified technically and financially for this activity;

That as of the date of March 21, 2010, SAHF has made the necessary contributions in order for Mr. CHEDRESE to pay the fees of said properties in the amount of $114,480.- which constitutes a direct contribution to the development of the properties

Therefore, the parties agree:

1           Purpose
The purpose of this Agreement is to regulate the respective rights and obligations of the Parties with respect to operations of exploration, evaluation, development, production and arrangement in general of mineral resources on the mining properties.

The parties will form within a period of 120 days a Joint Venture Agreement with the same purpose, as well as to facilitate the working of this agreement.

2           Percentage of Participation [ Shares / Holdings / Shareholdings ]
The Percent of the Participation  [ Shares / Holdings ] of the Parties are the following:

1. SAHF 51%	(fifty-one percent).
2. CHEDRESE 38%	(thirty-eight percent)
3. MINING 11%	(eleven percent)

If a Party transfers all or part of their Participation  [ Shares / Holdings ] in accordance with the provisions of this Agreement, the Percentages of Participation  [ Shares / Holdings ] of the Parties will be modified accordingly.

3           Ownership, Obligations and Responsibilities

Unless otherwise specified, all the rights under this Contract, the Joint Ownership of mineral rights and products derived from the properties identified in Annex I will belong to the Parties in accordance with their respective Percentage of ownership.

Except as otherwise provided for in this Agreement, all funds of the Joint Account will be shared by the Parties in each case in accordance with their respective Percentage of ownership.

4           Appointment of Chief Operating Officer

Subject to the terms and conditions of this Agreement, SAHF is appointed as Chief Operating Officer (COO) of the project and will be exclusively in charge and will direct all Joint Operations.  As such, it may use independent contractors and agents for which it must consult each party informing them the personnel requirements and if they can not supply personnel, it [ SAHF ] will carry out the necessary hiring.  In the event of direct employees [ staff members ] of any parties, the expenses involved will be computed on the account contributions from the party in question.

The Chief Operating Officer shall, act according to the provisions of national and provincial laws, this Agreement and the instructions of the Parties that are on record according to article 11 and that do not conflict with this Agreement;

Perform all Joint Operations in a diligent, safe and efficient manner in accordance with good and prudent practices of the mining industry.

Manage all permits, licenses, approvals, easements or other rights that may be required in order to carry out joint operations or with respect thereto;

Pay and promptly meet all obligations and agreed expenses incurred in respect to the Joint Operations and make every effort to preserve and maintain the Joint Property free from all burdens and liens applied as a result of Joint Operations.

Advise the parties in all negotiations with government agencies or private entities on matters arising under this Agreement and the Joint Operations.  The Chief Officer will notify of these meetings to the other Parties as soon as possible.

No provision of this Agreement will prevent any of the Parties from holding discussions regarding any particular issues to its  business interest that may arise under this Contract, but in such an event, that Party will inform the other Parties as soon as possible after those discussions take place; and continue assisting the Chief Officer.

5           Information provided by the Chief Officer
The Chief Officer will provide the parties information and actual reports that are produced from the Joint Operations with the frequency that is allowed, without detriment to which the Parties may consult said information at any time.

6           Limitation of liability of the Chief Officer
The Chief Officer will not be responsible for any damage, loss, cost, expense or liability that results from the execution of the duties and functions specified in this Agreement.

7           Joint Operating Fund
Expenses and investments that are agreed on for the mining properties will be approved by the parties together and in proportion to their ownership.  In the first meeting of the Operating Committee, a tentative budget will be established for the next 6 months and how it will be used.

8           Confusion of funds
The Operator must not confuse with his own funds the amount of money he receives from the Joint Operating Fund or likewise in accordance with the provisions of this Agreement.  Nevertheless, the Operator reserves the right to make future proposals about the confusion of funds to achieve financial efficiency.

9           Health, Safety and Environment (“HSM”)
In order to have safe and reliable operations in compliance with the applicable laws, rules and regulations regarding “HSM” (including avoiding significant and unintentional impacts on the safety or health of people, property or the environment), the Chief Officer will implement an “HSM” plan in agreement with the standards and generally applied procedures by the international mining industry in similar conditions and respecting the applicable legal framework.

10         Creation of an Operating Committee
10.1       For the supervision and general direction of Joint Operations, an Operating Committee  will be created composed of representatives from each one of the parties that will posses Shareholding Percentages.  Each Party will designate one (1) representative and one (1) alternate representative that will serve on the Operating Committee.  Each of the Parties shall, as soon as possible after the effective date of this Agreement, notify in writing the other parties of the name and address of the representative and alternate to serve in the Operating Committee.  Each Party will have the right to change its representative and alternate at any time by notification to such effect to the other Parties.

10.2       Each Operating Committee shall have the authority and duty to authorize and oversee the Joint Operations that are necessary or appropriate to comply with this purpose, for which each representative as such will have a vote equal to the Shareholding Percentage of the party the person represents.

10.3       The Chief Officer will convene a meeting of the Operating Committee every thirty (30) days, indicating the date, time, place and agenda of the meeting;
Each Party can add additional items to the agenda by notifying the other parties providing at least seven (7) days before a meeting,

11         Confidentiality
The parties must keep strictly confidential and in secrecy with respect to the information about the mining property.  In this respect, it should be understood that “Confidential Information” refers to all information except for: (i) information that is public knowledge, in accordance with the statutes of 1st article of law number 24.766 (Privacy Act) from Argentina and/or other equivalent laws of other countries, meaning information that is generally known and/or easily accessible  to persons within the circles that normally deal with the type of information in question and (ii) the information is requested by any government agency, competent authority or must be presented in compliance with the applicable norms.  This confidentiality extends to officers, employees, directors, consultants, representatives and/or external consultants of the Parties.

12         Authorization
The Parties authorize SAHF to provide and/or maintain any dealings with third parties with respect to the mining properties providing that the parties agree to perform any agreement to the effect of maintaining exclusive negotiations orderly at the eventual acquisition by third parties of exploration rights or purchase of the mining properties in question.

13. Jurisdiction and Competence
This Agreement and all matters that may arise between THE PARTIES in relation or in compliance to the same, shall be governed and interpreted in its full scope in accordance with the laws of Argentina.
In the event any dispute arises concerning the interpretation and / or execution of this contract, the parties agree to submit to the rules, jurisdiction and procedures of the Arbitral Tribunal of the Commodities Exchange of Buenos Aires, Argentina, in accordance with current regulations for legal arbitration.
In witness whereof, the Parties sign three copies of the same tenor and effect, in the city of San Salvador de Jujuy on the 14th day of April 2010.

[ - Signature of - ]	[ - Signature of - ]	[ - Signature of - ]
Mr. Oscar Chedrese	Mr. Horacio Garkus	Mr. Daniel Peralta
	SERVICIOSMINEROS	DELTA MUTUAL
By SAHF